Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay Offshore Partners L.P. for the registration of 7,112,974 of its common units and to the incorporation by reference therein of our reports dated April 11, 2011, with respect to the consolidated financial statements of Teekay Offshore Partners L.P. and subsidiaries for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Teekay Offshore Partners L.P. and subsidiaries as of December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
December 19, 2011	Chartered Accountants